 Exhibit 10.51

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (the “Agreement”) is made effective November 19, 2015 (“Effective Date”), by and between OmniComm Systems, Inc., a Delaware corporation (the “Company”), and Cornelis F. Wit, Chief Executive Officer and Director of the Company (the “Warrant Holder”). The Warrant Holder and the Company will be referred to singly as a “Party” and collectively as the “Parties.”

WHEREAS, the Company granted to Warrant Holder the right to purchase an aggregate of 29,363,517 shares of the Company’s common stock at a purchase price of $.25 per share pursuant to certain warrants (the “Warrants”), set forth in Exhibit A attached hereto;

WHEREAS, in the consideration of the Company satisfying an aggregate $7,339,000 principal amount of certain promissory notes and convertible debentures (“Debt”) set forth in Exhibit A attached hereto, the Parties have agreed to terminate the Warrants.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:

1. Acknowledgments. The Warrant Holder acknowledges that contemporaneously herewith the Debt has been satisfied in full.

2.     Termination of Warrants. It is agreed and acknowledged that as of the Effective Date, the Warrants shall be terminated in full and rendered null and void, and all past, current, or future obligations of the Parties under the Warrant shall be extinguished. The Warrant Holder will return the original of the Warrants for cancellation by the Company on the Effective Date. The Warrant Holder acknowledges and agrees that as of the Effective Date, he shall have no surviving right, title or interest in or to the Warrants, or any shares purchasable thereunder.

3. Release, Waiver and Covenant Not to Sue. In consideration of the mutual covenants and agreements contained in this Agreement, each Party hereby releases, waives and forever discharges the other Party and each of its affiliates and their respective members, shareholders, officers, directors, and employees (collectively, “Representatives”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that such Party has, may have, or may be entitled to against the other Party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the Warrants. This Agreement is intended as a general release, representing a full and complete disposition and satisfaction of the Parties’ real or alleged legal obligations to each other relating to, arising from or connected with the Warrants.

4. Representations and Warranties. The Warrant Holder represents and warrants that (a) he has not exercised or purported to exercise the Warrants in whole or in part to purchase any shares of the Company’s common stock, (b) he is the sole owner and holder of the Warrants, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Warrants or any shares purchasable thereunder and (c) has the power and authority to execute and deliver this Agreement.

5. Entire Agreement. This Agreement contains and comprises the entire agreement and understanding between the Parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any Party to execute this Agreement, and that all agreements and understandings between the Parties are embodied and expressed herein. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by a duly authorized representative of each Party. The Parties further agree that this Agreement shall be binding on and inure to the benefit of each Party, their successors and assigns.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provisions or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. Scanned or facsimile signatures shall be treated as originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:	WARRANT HOLDER:
OmniComm Systems, Inc.

/s/ Thomas E. Vickers	/s/ Cornelis F. Wit
Thomas E. Vickers	Cornelis F. Wit
Chief Financial Officer

EXHIBIT A

Warrants and Debt

Round	Type	Principal	Warrants	Warrant Exercise Price	Warrants Cancelled	Prommsisory Principal Paydown
Dec-08	Convert	$4,475,000	8,950,000	$0.60	-	$(420,000)
Sept 2009	Convert	$1,100,000	4,400,000	$0.25	1,900,000	$-
Dec-09	Convert	$1,440,000	5,760,000	$0.25	5,760,000	$-
Q1-2011	Promissory	$2,860,000	11,467,517	$0.25	11,467,517	$(2,860,000)
Q-4-2011	Promissory	$1,600,000	6,400,000	$0.25	400,000	$(1,600,000)
Q1-2013	Promissory	$529,000	2,116,000	$0.25	2,116,000	$(529,000)
Q1-2014	Promissory	$980,000	3,920,000	$0.25	3,920,000	$(980,000)
Q1 2015	Promissory	$950,000	3,800,000	$0.25	3,800,000	$(950,000)
		$13,934,000	46,813,517		29,363,517	$(7,339,000)